Exhibit - (a)(1)(iii)

STEREOTAXIS, INC.

STOCK OPTION / STOCK APPRECIATION RIGHT EXCHANGE PROGRAM

PARTICIPANT ELECTION FORM

Please make an election on each individual grant of options or stock appreciation rights (“SARs”) by checking the appropriate box in the right hand column, sign and date the form and return to Sarah Kamp by 11:59 p.m. local St. Louis time on September 14, 2009 (subject to extension by the Company in its election).

For full instructions and disclosure concerning the Exchange Program, read the Offer to Exchange Certain Stock Options and Certain Stock Appreciation Rights referred to herein as the “Exchange Offer”.

	Outstanding Option Award Detail						Replacement Options Tender Offer Detail
Employee Name	Grant Date	Strike Price	# of Options	Date Fully Vested	Expiration Date	Term Remaining	Strike Price [1]	Eligibility	Exchange Ratio	Options Received	Date Fully Vested [2]	Expiration Date [3]	Term Remaining [3]
☐ I do elect to exchange this option ☐ I do not elect to exchange this option

	Outstanding Option Award Detail						Replacement Options Tender Offer Detail
Employee Name	Grant Date	Strike Price	# of Options	Date Fully Vested	Expiration Date	Term Remaining	Strike Price [1]	Eligibility	Exchange Ratio	Options Received	Date Fully Vested [2]	Expiration Date [2]	Term Remaining [2]
☐ I do elect to exchange this option ☐ I do not elect to exchange this option

1	The actual strike price of the Replacement Awards will be equal to the closing price on the last day of the offer period. The strike prices provided in this election form are estimated solely for the purpose of illustrating the exchange ratio which will be applicable given a particular strike price. See the Exchange Offer for more information.

2	Options received as part of the tender offer will have a minimum vesting period of one year or the current vesting schedule. See the Exchange Offer for more information.

3	Options received as part of the tender offer will have a minimum expiration date/term remaining that is one year and two weeks from the closing date of the tender offer. See the Exchange Offer for more information.

☐	Check here if this form is intended to replace previously submitted election form(s). By checking this box, the undersigned agrees that this election reform replaces and supersedes all previous election forms submitted by the undersigned.

Signed

Dated